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Exhibit 11

                COMPUTATION OF EARNINGS PER COMMON SHARE ("EPS")
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED

(in thousands, except per share data)

                                                                           Three Months Ended    Six Months Ended
                                                                                June 30,             June 30,
                                                                           ------------------   ------------------
                                                                             2003       2002      2003      2002
                                                                           --------   -------   --------   -------
Basic Earnings:

   Net income                                                              $ 43,501   $29,358   $ 83,924   $58,134
                                                                           ========   =======   ========   =======
   Shares
      Weighted average number of common shares outstanding                   96,034    94,175     95,215    94,070
                                                                           ========   =======   ========   =======

         Basic EPS                                                         $   0.45   $  0.31   $   0.88   $  0.62
                                                                           ========   =======   ========   =======

Diluted Earnings (a):

   Net income                                                              $ 43,501   $29,358   $ 83,924   $58,134
   Interest expense related to 5.0% Convertible Debentures, net of taxes      1,948        --      4,870        --
                                                                           --------   -------   --------   -------
   Net income, as adjusted, for purposes of calculating diluted EPS        $ 45,449   $29,358   $ 88,794   $58,134
                                                                           ========   =======   ========   =======
   Shares

      Weighted average number of common shares outstanding                   96,034    94,175     95,215    94,070
      Additional shares assuming conversion of:
         Stock options and stock warrants (b)                                 1,083     1,117        897       914
         Convertible Debentures                                               5,808        --      7,260        --
                                                                           --------   -------   --------   -------
      Weighted average common shares outstanding, as adjusted               102,925    95,292    103,372    94,984
                                                                           ========   =======   ========   =======

         Diluted EPS                                                       $   0.44   $  0.31   $   0.86   $  0.61
                                                                           ========   =======   ========   =======

(a) The three and six month periods ended June 30, 2003 include the dilutive effect of the $345.0 million of 5.0% Convertible Debentures, which assumes conversion using the "if converted" method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income. The Convertible Debentures, convertible at $39.60 per share, were outstanding during the three and six months ended June 30, 2002, but were not included in the computation of diluted EPS during the three and six months ended June 30, 2002 because the impact was anti-dilutive.

(b) During the three months ended June 30, 2003 and 2002, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended June 30, 2003 and 2002 totaled 3.0 million and 4.2 million, respectively. Further, 4.8 million and 4.1 million anti-dilutive options and warrants were excluded from the year-to-date June 30, 2003 and 2002, respectively.